Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Jay S. Moore
Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Third quarter Results

(Bassett, Va.) – October 2, 2014 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended August 30, 2014.

Fiscal 2014 Third quarter Highlights

●	Consolidated sales were $85.2 million for the third quarter of 2014 compared to $77.2 million for the third quarter of 2013, an increase of 10.4%.
●	Operating income for the quarter was $3.4 million or 4.0% of sales as compared to $0.8 million or 1.0% of sales for the prior year quarter.
●	Wholesale operating profit increased to $3.2 million or 5.7% of sales as compared to $2.4 million or 4.5% of sales for the prior year quarter.
●	Company-owned store delivered sales increased 17%, including a comparable store sales increase of 13%, compared to the prior year quarter.
●	Comparable store operating income was $0.5 million for the quarter, a $1.9 million improvement over the prior year’s loss of $1.4 million.
●	Net income increased to $2.3 million or $0.21 per diluted share as compared to $0.6 million or $0.05 per diluted share for the prior year.
●	Opened one new store in Rockville, Maryland and completed a store reposition in Boston, Massachusetts.
●	Generated $4.8 million in operating cash during the third quarter of 2014.

On a consolidated basis, the Company reported net sales for the third quarter of 2014 of $85.2 million as compared to $77.2 million for the third quarter of 2013, an increase of $8.0 million or 10.4%. Operating income for the quarter increased by $2.6 million to $3.4 million, or 4.0% of sales, primarily due to improved gross margins, partially offset by $0.2 million of higher new store related losses (both pre- and post-opening). The Company reported net income of $2.3 million or $0.21 per diluted share for the third quarter of 2014, compared to net income of $0.5 million or $0.05 per diluted share in the third quarter of 2013.

“Our team was excited with our third quarter financial results as we grew our top line by 10.4% and quadrupled our operating income to $3.4 million,” said Robert H. Spilman, Jr. “We are executing our strategy at a higher level as witnessed by a 13% comparable store sales increase in our Company-owned stores and a strong incoming wholesale order rate during the period. Our balance sheet is strong as cash and investments grew to $42.6 million, partially due to the generation of $4.8 million of operating cash flow in the period. Finally, our Board of Directors voted to increase our quarterly dividend by 33% in July and the Company retired 125,100 shares of common stock at an average price of $13.52 in the quarter.”

Wholesale Segment

Net sales for the wholesale segment were $56.1 million for the third quarter of 2014 as compared to $52.9 million for the third quarter of 2013, an increase of $3.2 million or 6.1%. Wholesale shipments to the Bassett Home Furnishings store network increased by 9.2% while shipments to the open market (outside the Bassett Home Furnishings store network) increased 1.8% as compared to the prior year quarter. Gross margins for the wholesale segment were 32.5% for the third quarter of 2014 as compared to 32.2% for the third quarter of 2013. This increase was primarily due to improved margins in the upholstery operations with higher sales volumes providing greater leverage of fixed costs. Wholesale SG&A increased $0.3 million to $15.0 million for the third quarter of 2014 as compared to $14.7 million for the third quarter of 2013. SG&A as a percentage of sales decreased to 26.8% as compared to 27.7% for the third quarter of 2013 primarily due to greater leverage of fixed costs from higher sales volumes coupled with tighter expense control. Operating income was $3.2 million or 5.7% of sales as compared to $2.4 million or 4.5% of sales in the prior year quarter.

“Shipments of wholesale furniture grew by 6.0% during the quarter with all of the increase coming from products produced in our domestic manufacturing facilities,” cited Spilman. “In fact, 58% of our wholesale volume resulted from products completely or partially manufactured in our U.S. factories compared to 46% four years ago. These facilities allow us to quickly produce the custom products that are the defining point of differentiation in our retail stores and our product line in general. Our recent capital investment in our unique domestic manufacturing model is paying off with higher levels of productivity and service. Furthermore, this strategy drove our wholesale segment’s 36% increase in operating profit for the quarter.”

Retail Segment

Net sales for the 60 Company-owned Bassett Home Furnishings stores were $54.0 million for the third quarter of 2014 as compared to $46.2 million for the third quarter of 2013, an increase of $7.8 million or 17%. The increase was primarily due to a $5.6 million or 13% increase in comparable store sales coupled with a $2.2 million increase in non-comparable store sales from 7 new stores opened in the last 12 months.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores increased by 12% for the third quarter of 2014 as compared to the third quarter of 2013.

The consolidated retail operating loss for the third quarter of 2014 was $0.2 million, compared to a loss of $1.5 million in the third quarter of 2013. The 53 comparable stores generated operating income of $0.5 million for the quarter, or 1.0% of sales, as compared to a loss of $1.4 million or 3.3% of sales for the prior year quarter. Gross margins for comparable stores improved to 49.9% compared to 48.1% in the prior year quarter due primarily to improved pricing strategies implemented late in 2013. SG&A expenses for comparable stores increased $1.6 million to $23.9 million or 48.9% of sales as compared to 51.4% of sales for the third quarter of 2013. This decrease is primarily due to greater leverage of fixed costs due to higher sales volumes.

Losses from the non-comparable stores were $0.6 million which include $0.1 million of pre-opening costs incurred for the Rockville, Maryland store which opened in mid-July 2014. These costs generally range between $0.1 million to $0.3 million per store, depending on the overall rent costs for the location and the length of time between when the Company takes physical possession of the store and when the store opens. The Company had incurred $0.4 million of pre-opening costs for Rockville prior to the third quarter. Also included in the non-comparable store loss is $0.3 million in post-opening losses from Rockville and a store opened late in the second quarter of 2014 in Hartsdale, New York. The Company incurs losses in the two to three months following a store opening as sales are not recognized until the furniture is delivered to its customers, resulting in operating expenses without the offset from normal sales volume. Because the Company-owned stores do not maintain a stock of retail inventory that would result in quick delivery, and because of the high percentage of custom furniture sold in the stores, such deliveries are generally not made until 30 days after the furniture is ordered by the customer. The remaining seven non-comparable stores generated an operating loss of $0.2 million for the third quarter of 2014. As the Company does not plan to have any further new store openings in 2014, no further pre-opening costs or post-opening losses are expected during the fourth quarter of 2014.

The Company expects to continue opening new stores in the future, primarily in underpenetrated markets where it currently has stores. The Company and certain licensees are actively engaged in site selection and lease negotiations for several locations and expect to open at least three to five new stores in 2015. While the Company currently expects to renew or extend three leases for Company-owned stores that expire in 2015, the Company will continue to evaluate whether it is more appropriate to reposition the stores to a more favorable location within the market as it does with any leases that come up for renewal.

“Our corporate retail team met the challenge of the seasonally slow summer months very well this year,” continued Spilman. “Although we incurred significantly higher levels of new store startup costs, we were able to improve our quarterly corporate retail operating performance by $1.3 million compared to last year. A more aggressively formulated advertising calendar produced a divisional sales increase of $7.7 million while gross margins actually improved by 190 basis points. We are especially encouraged by the fact that all of our enhanced profitability resulted from comparable stores – those open 15 months or more. We believe this is attributable to the caliber of the store management and designers that the Company has developed over the past few years and to the inviting consumer experience that our stores now provide.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 94 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. Bassett is also growing its traditional wholesale business with more than 600 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third fiscal quarter of 2014, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - unaudited

(In thousands, except for per share data)

	Quarter Ended August 30, 2014		Quarter Ended August 31, 2013		Nine Months Ended* August 30, 2014		Nine Months Ended* August 31, 2013
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$85,186	100.0%	$77,152	100.0%	$246,018	100.0%	$238,224	100.0%

Cost of sales	40,168	47.2%	38,429	49.8%	115,434	46.9%	116,315	48.8%

Gross profit	45,018	52.8%	38,723	50.2%	130,584	53.1%	121,909	51.2%

Selling, general and administrative expense	41,510	48.7%	37,822	49.0%	120,991	49.2%	115,017	48.3%
New store pre-opening costs	109	0.1%	78	0.1%	1,217	0.5%	295	0.1%
Operating income	3,399	4.0%	823	1.1%	8,376	3.4%	6,597	2.8%

Other loss, net	(65)	-0.1%	(229)	-0.3%	(52)	0.0%	(1,026)	-0.4%
Income before income taxes	3,334	3.9%	594	0.8%	8,324	3.4%	5,571	2.3%

Income tax provision	(1,078)	-1.3%	(38)	0.0%	(2,674)	-1.1%	(2,082)	-0.9%
Net income	$2,256	2.6%	$556	0.7%	$5,650	2.3%	$3,489	1.5%

Basic earnings per share	$0.22		$0.05		$0.54		$0.33

Diluted earnings per share	$0.21		$0.05		$0.53		$0.32

*Nine months ended August 30, 2014 had 39 weeks compared to 40 weeks for the nine months ended August 31, 2013

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Undaudited)
Assets	August 30, 2014	November 30, 2013
Current assets
Cash and cash equivalents	$19,442	$12,733
Short-term investments	23,125	28,125
Accounts receivable, net	15,897	16,080
Inventories, net	54,220	53,069
Deferred income taxes, net	4,691	4,418
Other current assets	8,612	11,949
Total current assets	125,987	126,374

Property and equipment, net	74,169	64,271

Other long-term assets
Retail real estate	6,390	10,435
Deferred income taxes, net	9,579	10,734
Other	14,661	14,035
Total long-term assets	30,630	35,204
Total assets	$230,786	$225,849

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$20,437	$19,892
Accrued compensation and benefits	7,660	6,503
Customer deposits	20,084	16,214
Dividends payable	-	2,172
Other accrued liabilities	8,072	6,660
Total current liabilities	56,253	51,441

Long-term liabilities
Post employment benefit obligations	10,354	11,146
Real estate notes payable	2,245	2,467
Other long-term liabilities	4,753	3,386
Total long-term liabilities	17,352	16,999

Stockholders’ equity
Common stock	52,661	54,297
Retained earnings	105,858	104,526
Accumulated other comprehensive loss	(1,338)	(1,414)
Total stockholders' equity	157,181	157,409
Total liabilities and stockholders’ equity	$230,786	$225,849

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - unaudited

(In thousands)

	Nine Months Ended
	August 30, 2014	August 31, 2013
Operating activities:
Net income	$5,650	$3,489
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,428	4,445
Equity in undistributed income of investments and unconsolidated affiliated companies	(534)	(466)
Deferred income taxes	882	1,284
Tenant improvement allowances received from lessors	2,119	-
Collateral deposited with insurance carrier	(1,150)	-
Other, net	(165)	(888)
Changes in operating assets and liabilities
Accounts receivable	19	(656)
Inventories	(1,151)	(559)
Other current and long-term assets	732	(3,864)
Customer deposits	3,870	2,787
Accounts payable and accrued liabilities	2,570	(5,469)
Net cash provided by operating activities	18,270	103

Investing activities:
Purchases of property and equipment	(15,210)	(9,547)
Proceeds from sale of retail real estate and property and equipment	5,157	958
Proceeds from sale of interest in affiliate	2,348	2,348
Proceeds from maturity of short-term investments	5,000	-
Purchases of investments	-	(28,125)
Other	246	88
Net cash used in investing activities	(2,459)	(34,278)

Financing activities:
Repayments of real estate notes payable	(208)	(179)
Issuance of common stock	275	643
Repurchases of common stock	(4,621)	(759)
Taxes paid related to net share settlements of equity awards	(489)	(226)
Excess tax benefits from stock-based compensation	257	317
Cash dividends	(4,316)	(2,283)
Net cash used in financing activities	(9,102)	(2,487)
Change in cash and cash equivalents	6,709	(36,662)
Cash and cash equivalents - beginning of period	12,733	45,566
	.	.
Cash and cash equivalents - end of period	$19,442	$8,904

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - unaudited

(In thousands)

	Quarter ended	Quarter ended	Nine Months Ended*	Nine Months Ended*
	August 30, 2014	August 31, 2013	August 30, 2014	August 31, 2013
Net Sales
Wholesale	$56,069	$52,927	$163,339	$160,820
Retail	53,987	46,245	154,401	147,672
Inter-company elimination	(24,870)	(22,020)	(71,722)	(70,268)
Consolidated	$85,186	$77,152	$246,018	$238,224

Operating Income (Loss)
Wholesale	$3,216	$2,367	$9,821	$8,218
Retail	(167)	(1,509)	(2,605)	(1,803)
Inter-company elimination	350	(35)	1,160	182
Consolidated	$3,399	$823	$8,376	$6,597

*Nine months ended August 30, 2014 had 39 weeks compared to 40 weeks for the nine months ended August 31, 2013

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Rollforward of BHF Store Count

	November 30,	New	Closed	August 30,
	2013	Stores	Stores	2014

Company-owned stores	55	6	(1)	60
Licensee-owned stores	34	-	-	34

Total	89	6	(1)	94

New Stores Opened in 2014:
Ft. Worth, Texas
Annapolis, Maryland
Westport, Connecticut
Burlington, Massachusetts
Hartsdale, New York
Rockville, Maryland

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Supplemental Retail Information--unaudited

(In thousands)

	53 Comparable Stores				51 Comparable Stores***
	Quarter Ended		Quarter Ended		Nine Months Ended		Nine Months Ended
	August 30, 2014		August 31, 2013		August 30, 2014		August 31, 2013
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$48,913	100.0%	$43,364	100.0%	$139,789	100.0%	$138,303	100.0%

Cost of sales	24,520	50.1%	22,517	51.9%	70,192	50.2%	72,262	52.2%

Gross profit	24,393	49.9%	20,847	48.1%	69,597	49.8%	66,041	47.8%

Selling, general and administrative expense*	23,920	48.9%	22,283	51.4%	69,467	49.7%	66,838	48.3%

Income from operations	$473	1.0%	$(1,436)	-3.3%	$130	0.1%	$(797)	-0.5%

	All Other Stores				All Other Stores***
	Quarter Ended		Quarter Ended		Nine Months Ended		Nine Months Ended
	August 30, 2014		August 31, 2013		August 30, 2014		August 31, 2013
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$5,074	100.0%	$2,881	100.0%	$14,612	100.0%	$9,369	100.0%

Cost of sales	2,534	49.9%	1,537	53.3%	7,155	49.0%	4,932	52.6%

Gross profit	2,540	50.1%	1,344	46.7%	7,457	51.0%	4,437	47.4%

Selling, general and administrative expense	3,071	60.5%	1,339	46.5%	8,975	61.4%	5,148	54.9%
Pre-opening store costs**	109	2.1%	78	2.7%	1,217	8.3%	295	3.1%

Loss from operations	$(640)	-12.5%	$(73)	-2.5%	$(2,735)	-18.7%	$(1,006)	-10.8%

*Comparable store SG&A includes retail corporate overhead and administrative costs.

**Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possession and the store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.

***Nine months ended August 30, 2014 had 39 weeks compared to 40 weeks for the nine months ended August 31, 2013